EXHIBIT 5.1

March 30, 2018

Pyxis Tankers Inc.

59 K. Karamanli Street

Maroussi 15125 Greece

Re: Pyxis Tankers Inc.

Ladies and Gentlemen:

We have acted as Marshall Islands counsel to Pyxis Tankers Inc., a Marshall Islands corporation (the “Company”), in connection with the Company’s public offering and sale (the “Offering”), from time to time, of shares of its common stock, par value $0.001 per share, having an aggregate offering price of up to $2,300,000 (the “Shares”), pursuant to that certain equity distribution agreement, dated March 30, 2018, between the Company and Noble Capital Markets, Inc. (the “Equity Distribution Agreement”), and registered pursuant to the registration statement (the “Registration Statement”) on Form F-3 (No. 333-222848), deemed effective by the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”) on February 12, 2018, including the prospectus dated February 13, 2018 therein (the “Base Prospectus”), and the prospectus supplement dated March 30, 2018 related to the Offering and filed with the Commission pursuant to Rule 424(b) under the Act (the “Prospectus Supplement,” and together with the Base Prospectus, the “Prospectus”).

In rendering this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Company’s Articles of Incorporation, as in effect on March 30, 2018 (the “Articles”); (ii) the Company’s Bylaws, as in effect on March 30, 2018, (iii) the resolutions of the Company’s board of directors approving the Offering and related transactions and agreements; (iv) the Equity Distribution Agreement; (v) the Registration Statement; (vi) the Prospectus; and (vii) such corporate documents and records of the Company and such other instruments, certificates and documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In such examinations, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, the genuineness of all signatures and the legal competence or capacity of persons or entities to complete the execution of documents. As to various questions of fact that are material to the opinions hereinafter expressed, we have relied upon statements or certificates of public officials, directors and officers of the Company and others.

We have further assumed for the purposes of this opinion, without investigation, that (i) all documents contemplated by the Prospectus to be executed in connection with the Offering have been duly authorized, executed and delivered by each of the parties thereto other than the Company, (ii) the terms of the Offering will comply in all respects with the terms, conditions and restrictions set forth in the Prospectus and all of the instruments, agreements and other documents relating thereto or executed in connection therewith, and (iii) the total number of issued Shares will not exceed the total number of authorized shares of common stock of the Company under the Articles, as amended and then in effect.

In connection with our opinion expressed below, we have assumed that, at or prior to the time of the delivery of any of the Shares, there will not have occurred any change in the law or the facts affecting the validity of the Shares.

Based upon and subject to the foregoing, and having regard to such other legal considerations which we deem relevant, we are of the opinion that the Shares, when issued, sold and paid for as contemplated in the Prospectus and Equity Distribution Agreement, will be validly issued, fully paid and non-assessable.

This opinion is limited to the laws of the Republic of the Marshall Islands as in effect on the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Form 6-K being furnished to the Commission on or about the date hereof and incorporated by reference into the Registration Statement and to the reference to us under the heading “Legal Matters” in the Prospectus, without admitting we are “experts” within the meaning of the Act or the rules and regulations of the Commission promulgated thereunder with respect to any part of the Registration Statement or Prospectus.

Very truly yours,

/s/ Seward & Kissel LLP